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                                                                  Exhibit 10.43


                              Employment Agreement

     This Agreement is between AMF Bowling Products, Inc. (the "Company") and John Suddarth ("Executive") and is effective March 15, 2001. The Company and Executive agree as follows:

                                    RECITAL

     The Company is in the business of manufacturing, distributing and selling bowling equipment. The Company has experienced difficulties in its operations in recent years and its parent corporation, AMF Bowling Worldwide, Inc. ("WINC"), has publicly announced that it is considering options to restructure the outstanding debt of WINC and its subsidiaries (the "Restructuring"). Executive has represented to the Company that he has knowledge and skills that are critical to the success of the Company hand the Restructuring. Accordingly, the Company desires to retain Executive as its chief operating officer and has offered Executive the benefits in this Agreement in consideration of Executive's promises herein. As used herein, the Company, together with WINC and its subsidiaries, is referred to as "AMF".

     1. Duties.

     (a) Position. Executive will serve the Company as Chief Operating Officer of the Company and a Senior Vice President of WINC. Executive will perform the duties and responsibilities assigned to him by the President and Chief Executive Officer of WINC (the "CEO"). The duties may include serving as a director or officer of any affiliate of the Company. Executive will perform his duties primarily at the Company's headquarters, wherever the CEO may from time to time designate the headquarters to be (but in any case within a 30 mile radius of the Company's current headquarters in Richmond, Virginia), and such other temporary locations as the CEO may request.

     (b) Executive's Obligations. Executive will devote his full attention and time to the business and affairs of the Company and use his best efforts to carry out his responsibilities with the highest degree of fidelity and professionalism. Executive will abide by all guidelines and policies pertaining to the business and affairs of the Company as may be approved from time to time by the CEO (the "Guidelines"). Executive has read and understands the Guidelines in effect as of this date.

     (c) Employment at Will. Executive's employment is "at will". The Company may terminate Executive's employment at any time with or without Cause (herein defined). Executive may terminate his employment at any time with or without cause.

     (d) Personal Activity. Without violating his duties to the Company, Executive may manage his personal investments, so long as his activities do not compete with and are not provided to or for any entity that competes with AMF and do not interfere with his responsibilities as an officer and executive of AMF.
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     2.  Compensation

     (a) Base Salary. Executive's base compensation will be $240,000 annually ("Base Salary"). The Company will pay the Base Salary monthly or at such other intervals, not less frequently than monthly, as it pays the base salaries of other senior executives. The CEO may increase the Base Salary annually. The Base Salary may not be decreased. Based salary will refer to the Base Salary as increased.

     (b) Annual Bonus.

          (i) Executive will also be entitled to Incentive Compensation ("Bonus") under the Company's Incentive Compensation Plan ("the Plan") as adopted by the CEO, in his sole discretion. Executive will be entitled to a Bonus each year in an amount up to 50% of Base Salary. The Bonus will be based on performance against ("Targets") set forth in the Annual Operating Plan approved by the Board of Directors of the Company and WINC (the "Board").

          (ii) With respect to the 2001 Plan, (a) eighty percent (80%) of the Bonus will be based on the Company achieving an EBITDA Target for the Company of $15.5 million (the "2001 EBITDA Target") and (b) twenty percent 20% will be based on the Company reducing inventory by $5.2 million and accounts receivable by $5.9 million, or a total of $11.1 million by any combination thereof (the "2001 Working Capital Target"). For the 2001 EBITDA Target, Executive will be eligible for twenty five percent (25%) of the portion of the Bonus allocable to the EBITDA Target if the Company achieves ninety five percent (95%) of the EBITDA Target. The balance will be earned as set forth in Exhibit B. For the 2001 Working Capital Target, Executive will be eligible for twenty five percent (25%) of the portion of the Bonus allocable to the Working Capital Target, if the Company achieves ninety five percent (95%) of the Working Capital Target. The balance will be earned as set forth in Exhibit B.

          (iii) The 2001 Plan provides that additional Bonus will be paid for over achievement of the 2001 EBITDA Target and 2001 Working Capital Target. See Exhibit B. The maximum amount of Bonus paid for over achievement will be twenty five percent (25%) of Base Salary and will be achieved only if the Company exceeds both the EBITDA Target and Working Capital Target by more than twenty percent (20%). Plans for years after 2001 may or may not include a provision for the payment of additional Bonus for exceeding Targets.

     (c) Special Bonus.

          (i) In addition to the Bonus, for 2001, 2002 and 2003 (the "Incentive Period"), Executive will be eligible to earn a special bonus equal to five percent (5%) of the EBITDA of the Company during the Incentive Period in excess of $45 million (the "Special Bonus").

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          (ii) The Special Bonus will be paid at the same time as the Bonus for
2003.

     (d) Terms of Incentive Compensation. The Company and Executive agree that the Bonus and Special Bonus are subject to the AMF Bowling Worldwide, Inc. Incentive Compensation Policy, a copy of which is annexed hereto as Exhibit A (the "Incentive Compensation Policy"). Unless otherwise defined herein, the defined terms in the Incentive Compensation Policy have the same meaning in this Agreement. For the purposes of this Agreement, (A) the fourth sentence of
Section 9 of the Incentive Compensation Policy is modified to provide that EBITDA as used in a Plan will be as reported in the annual Form 10-K filed by WINC with the Securities and Exchange Commission and (B) the last sentence of
Section 9 is modified to provide that Executive may appeal any decision of the CEO in administering a Plan to the Board. In the event of a conflict between the provisions of the Incentive Compensation Policy and the provisions of this Agreement, the provisions of this Agreement will control.

     (e) Severance. For the purpose of calculating EBITDA for the 2001 Plan and the Special Bonus, severance expenses in 2001 for employees of the Company terminated during 2001 will not be included in EBITDA for bonus calculation purposes.

     (f) EBITDA Targets. Executive acknowledges that the Plans for 2002 and 2003, including the EBITDA Targets therein, will be fixed by the CEO in accordance with the Incentive Compensation Policy and that the sum of the EBITDA Targets for 2001, 2002 and 2003 may exceed, in the CEO's sole discretion, $45 million. Subject to the Incentive Compensation Policy, the Bonus for years after 2001 will be based at least eighty percent (80%) on EBITDA with the balance based on such other criteria as the CEO may, in his sole discretion, elect.

     (g) Award Date. Except as specifically provided in this Agreement, Executive will have no vested interest in a Bonus or the Special Bonus and except as provided in Section 5(a), Executive will be entitled to the Bonus and Special Bonus only if he is an employee in good standing on the Award Date.

     3. Benefits.

     (a) Vacation. Executive will be entitled to three (3) weeks annual vacation during his employment. Vacation will be subject to the Guidelines.

     (b) Other Benefits. Executive will be entitled to benefits, in accordance with the Guidelines, applicable to senior executives generally.

     (c) Retirement Plan. Highly compensated employees of AMF, such as Executive, do not currently participate in the AMF's 401k retirement plan and neither the Company not AMF presently offers a retirement, deferred compensation or similar savings plan to those employees. The CEO intends, following the Restructuring, to seek approval of the Board and the shareholders, if necessary,

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of an executive retirement and benefits program that the Company or AMF would offer to highly compensated employees (the "Program"). The CEO has made no decision concerning the terms, conditions or benefits that would be included in the Program. The CEO also intends that the Program would provide special benefits for senior executives. Executive acknowledges that he is not relying on the CEO's current intention concerning the Program in accepting this position. If the Company adopts the Program, the Company agrees that Executive will participate in the Program and be entitled to those benefits offered executives generally. Such participation will take into account Executive's additional contributions, in the sole opinion of the CEO, to the overall success of WINC.


     (d) Stock Options. Executive acknowledges that, for all practical purposes, neither the Company nor AMF now offers a stock incentive plan to its executives or other key employees. The CEO intends, following the Restructuring, to seek approval of the Board and the shareholders, if necessary, of a new stock incentive plan, which may include the award of stock options, to executives and other key employees (the "Stock Incentive Plan"). The CEO has made no decision concerning the terms, conditions or other provisions of the Stock Incentive Plan. Executive acknowledges that he is not relying on the CEO's current intention concerning the Stock Incentive Plan in accepting this position. If the Company adopts the Stock Incentive Plan, the Company agrees that Executive will partcipate in the Stock Incentive Plan and that such participation will take into account Executive's additional contributions, in the sole opinion of the CEO, to the overall success of WINC.

     4. Termination of Employment

     (a) Death or Disability. Executive's employment will terminate automatically upon his death. The Company may terminate Executive's employment because of Executive's disability. "Disability" means that the Executive has been unable for a period of (i) 90 consecutive days or (ii) an aggregate of 180 days in a period of 365 consecutive days to perform fully his duties as a result of physical or mental illness or injury. The Company may terminate Executive's employment for Disability by written notice to Executive. The termination will be effective on the 30th day after receipt of notice by Executive (the "Disability Date"), unless Executive returns to full-time performance of his duties before the Disability Date. In the event of a dispute as to whether Executive has suffered a Disability, the final determination will be made by a licensed physician selected by the CEO.


     (b) Termination Date. "Termination Date" means the date of Executive's death, the Disability Date or the date on which the termination of Executive's employment by the Company or Executive is effective, as the case may be.

     5. Company's Obligation Upon Termination.

     (a) Termination Without Cause or with Good Reason. If Executive terminates his employment for Good Reason (herein defined) or the Company terminates Executive's


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employment (other than due to Executive's death or Disability or with Cause), the Company will pay Executive:

          (i) in one lump sum Executive's accrued but unpaid Base Salary (the "Accrued Salary"), which will equal the sum of (1) any portion of Base Salary through the Termination Date that has not yet been paid and (2) any accrued but unpaid vacation pay under the Guidelines;

          (ii) subject to Executive satisfying the condition precedent set forth in Section 6, severance pay in the amount of his Base Salary on the Termination Date payable, less applicable withholding and deductions, in twelve (12) equal monthly installments beginning one month after the Termination Date ("Severance");

          (iii) subject to Executive satisfying the condition precedent set forth in Section 6, an "Allocable Bonus Amount" for the year in which Executive's employment is terminated equal to the amount of the Bonus, if any, to which Executive may have become entitled (if he was employed to the Award
Date) based on the Company's then current Plan for Executive multiplied by a fraction, (x) the numerator of which is the number of days in year which Executive was employed and (y) the denominator of which is 365. The Allocable Bonus Amount will be calculated and paid only on the Award Date and subject to the terms and conditions of the Plan (other than the requirement that Executive be an employee on the Award Date), and

          (iv) subject to Executive satisfying the condition precedent set forth in Section 6, only if the Termination Date is during 2003, an "Allocable Special Bonus Amount" equal to the amount of the Special Bonus, if any, to which Executive may have been entitled (if he had been employed for the entire Incentive Period and on the Award Date) multiplied by a fraction, (x) the numerator of which is the number of days in Incentive Period for which Executive was employed and (y) the denominator of which is 1,095. The Allocable Special Bonus Amount will be calculated and paid only on the Award Date for the 2003 Bonus and subject to the terms and conditions of this Agreement (other than the requirement that Executive be an employee on the Award Date).

AMF agrees to use its best efforts to secure its obligation to pay Severance by a letter of credit in favor of Executive in the amount of $240,000. The letter of credit will terminate upon the Consummation of the Restructuring. For the purposes of this Agreement, the term "Consummation of the Restructuring" will mean: (i) the date a Plan of Reorganization of, or involving, WINC, in accordance with Title 11 of the U.S. Code ss. 101 et. seq., that has been confirmed by an order of a court of competent jurisdiction, becomes effective in accordance with its terms, or (ii) the effective date specified in any restructuring agreement involving WINC that is not subject to judicial approval. For purposes of this definition, "WINC" shall mean WINC and all of its direct and indirect subsidiary corporations that file petitions for relief under the U.S. Bankruptcy Code.

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     (b) Good Reason. Good Reason means, without Executive's written consent:
(i) any material and permanent diminution in Executive's title, duties or responsibilities inconsistent with his position as the chief operating officer of the Company (other than as a a result of Executive's physical or mental disability or other incapacity or refusal to perform such duties or responsibilities); (ii) any reduction in Base Salary; (iii) the Company's requiring Executive to be based permanently at any office or location other than as provided in Section 1; or (iv) the Company's failure to comply with its material obligations under this Agreement. Executive will provide the Company with written notice of any of the events set forth in subsections (i) through
(iv) above and the Company will have 30 days to cure. Such notice will specifically describe the reason or reasons that provide Executive with Good Reason to terminate employment. Executive may not terminate employment for Good Reason as a result of any reason specified in subsections (i) through (iv) if the Company reasonably cures the reason or reasons within the thirty (30)-day period following receipt of Executive's written notice.

     (c) Termination Due to Death or Disability. Upon Executive's death during his employment or if the Company terminates Executive's employment due to Disability, the Company will pay Executive only his (i) Accrued Salary in one lump sum and (ii) Allocable Bonus Amount, if any, at such time and under such terms and conditions as may then be applicable. Executive will not be entitled to Severance, any Bonus, an Allocable Bonus Amount, the Special Bonus or the Allocable Special Bonus Amount (together, the "Enhanced Severance").

     (d) Voluntary Resignation. If Executive resigns his employment for other than Good Reason, the Company will pay Executive only his Accrued Salary in one lump sum. Executive will not be entitled to the Enhanced Severance.

     (e) Termination for Cause. The Company may terminate Executive's employment at any time for cause if the CEO determines that Executive has (i) committed any act of fraud or gross negligence in the course of his employment, which in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company, (ii) willfully or deliberately failed to perform the duties of his position, other than on account of his Disability,
(iii) intentionally refused to cause the Company to adhere to any material provision of the operating budget or business plan adopted by the CEO or to any lawful and material direction or instruction of the CEO, (iv) been convicted or plead guilty (or nolo contendere) to any felony under the laws of the United States or any state thereof or any foreign country to which Executive may be subject, (v) engaged in gross misconduct, such as theft or embezzlement, or a crime involving moral turpitude, which crime reflects poorly on the image or reputation of the Company, (vi) made a material misrepresentation at any time to the Company, or (vii) breached any of his obligations hereunder or failed to comply with a reasonable and lawful instruction of the CEO, which continues for a period of five (5) days after Executive's receipt of written notice from the CEO identifying the objectionable action or infraction by Executive. If there is a termination for cause, the Company will deliver to Executive a written notice specifying the cause and the effective Termination Date. Upon termination for cause, Executive will not be entitled to the Enhanced Severance.

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     6. Executive's Obligation Upon Termination.

     (a) Release. As a condition precedent to Executive's entitlement to receive Severance, an Allocable Bonus Amount and/or an Allocable Special Bonus Amount, Executive will release AMF and its officers, directors and Executives of and from any "Claims" (as defined in such release). The release will be in the form attached hereto as Exhibit "C". The release will not release the Company from its obligations under this Agreement or AMF from any obligation under its Charter or By Laws to indemnify Executive as an officer or director of the Company.

     (b) Confidentiality. During employment and following the Termination Date, expect as required by law, Executive will not divulge any secret or confidential information, knowledge or data relating to AMF that is not public knowledge ("Confidential Information").

     (c) Disparaging Remarks. During employment and for a period of two (2) years after the Termination Date, except as required by law, Executive will not at any time make any disparaging, derogatory, negative or similar remarks, comments or statements, in writing or otherwise, about or in any way in reference to AMF, its products or services or its officers, directors, employees or affiliates.

     (d) Competition. During his and the one year period following any termination of employment with the Company (the "Restricted Period"), Executive will not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, independent contractor, provider or personal services or otherwise) any person, corporation, partnership, association or entity that is, or intends to be, engaged in any business which is in competition with the Business (herein defined) in any country in which AMF operates, competes or is engaged in the Business or at such time intends so to operate, compete or become engaged in such business ("Competitor").

          (i) During the Restricted Period, Executive will not directly or indirectly encourage (or solicit or assist any other person in firm in encouraging or soliciting) any person, who was engaged in a business relationship with AMF during the one year period preceding his termination of employment with the Company, to engage in a business relationship with a Competitor.

         (ii) During the Restricted Period, Executive will not directly or indirectly induce any employee to AMF to terminate his employment and will not directly or indirectly either individually or as owner, agent, executive, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by AMF unless such person will have ceased to be so employed for a period of at least twelve (12) months.


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          (iii) Promptly following his termination of employment, Executive will return to the Company all property of AMF in Executive's possession or under his control, including all Confidential Information in whatever media it is maintained.
          (iv) The term "Business" means the business of owning or operating bowling centers and/or manufacturing, distributing or selling bowling equipment, products and accessories.
          (v) Executive agrees that the Restricted Period and the covenants and obligations of Executive with respect to non-competition, non-solicitation, confidentiality, the property of AMF and the restricted territories (1) are fair and reasonable and the result of negotiation and (2) relate to special, unique and extraordinary matters and that a violation of any of their terms will cause AMF irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that AMF will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations. These remedies are cumulative and are in addition to any other rights and remedies the Company or AMF may have at law or in equity. If at the time of enforcement, a court holds that any restrictions are unreasonable under circumstances then existing, the parties agree that the maximum period, scope, or geographical area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

     7. No Personal Liability. No member of the Boards of Directors of officer or executive of the Company or AMF shall be personally liable in the event the Company is unable to make any payments under this Agreement due to a lack of funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.

     8. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, understandings and agreements relating to the subject matter of this Agreement.

     9. Miscellaneous. This Agreement is personal to Executive and may not be assigned by Executive otherwise than by will or the laws of descent and distribution. The Agreement will be construed in accordance with the laws of the Commonwealth of Virginia (without regard to the conflict of laws provisions of any jurisdiction). The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. All amounts payable under this Agreement will be paid in cash, subject to required income and payroll tax withholdings. All notices and other communications will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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                         If to the Executive:

                         John Suddarth
                         10383 Morning Dew Lane
                         Mechanicsville, Virginia 23116

                         If to the Company:

                         AMF Bowling Products, Inc.
                         8100 AMF Drive
                         Richmond, Virginia 23111
                         Attention: Roland Smith

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                              By:    /s/John Suddarth
                                     -----------------
                                     John Suddarth

                              AMF Bowling Products, Inc.

                              By:    /s/ RC Smith
                                     --------------
                                     Roland Smith
                              Title: President


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                                 EXHIBIT "A"
                                JOHN SUDDARTH
                            EMPLOYMENT AGREEMENT

                         AMF BOWLING WORLDWIDE, INC.
                        INCENTIVE COMPENSATION POLICY

     These terms and conditions ("Terms") govern each incentive Compensation Plan or Bonus Program ("Plan") offered by AMF Bowling Worldwide, Inc. or any of its subsidiaries ("AMF" or the "Company"):

     1. Summary. AMF may establish, amend, continue or terminate one or more Plans to assist the Chief Executive Officer of AMF ("CEO") and senior management in achieving the goals and objectives established by either the Board of Directors of AMF Bowling Worldwide, Inc. ("Board") or the CEO. Each Plan is established based on the Annual Operating Plan, business environment, personnel, organization and structure in place at the time and is subject to change, including termination, as necessary to serve the best interests of AMF. The CEO has the sole discretion to make all decisions about a Plan. In his discretion, the CEO may amend or terminate a Plan, limit the participation of one or more participants, or deny, suspend or delay the award of Bonuses, for any reason that the CEO deems to be in AMF's best interest. A Plan is intended to offer to an employee of AMF Bowling Worldwide, Inc. or any subsidiary ("Employee"), who is eligible to participate in a Plan ("Participant"), compensation ("Bonus") above the Participant's annual base salary.

     2. Plan. The amount of a Bonus, its terms and conditions and the eligibility requirements will be stated in a written summary of the Plan ("Summary") that will be delivered to each Participant. These Terms will be incorporated automatically into each Summary. The Summary and these Terms will constitute the Plan. The provisions of these Terms will control in the event of a conflict between the Summary and these Terms.

     3. Authority To Adopt Plans. A Plan will not be effective and legally binding on AMF unless it is approved in writing by the CEO or, in the case of an Employee whose annual Base Salary is less than US$70,000, by either AMF's Vice President of Human Resources ("VPHR") or the president or manager of the Primary Business Unit ("Unit Manager") in whose Primary Business Unit the Employee serves. In the case of an Employee whose annual Base Salary is more than US$70,000, a Plan will not be effective and binding on AMF unless it is approved in writing by both the VPHR and the Unit Manager in whose the Primary Business Unit the Employee serves. Unless changed by the CEO, the Primary Business Units are Bowling Products, US Bowling Center Operations and International Bowling Center Operations. No Plan will automatically continue into the next year and must be approved in writing annually to be effective and binding on AMF in a subsequent year. Except as provided in these Terms, no officer or manager of AMF or any Business Unit has the authority to make any commitment that obligates AMF to pay a Bonus on terms different than the Plan.


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     4. Participants. Participation in a Plan is limited to those Employees who are eligible to become "Participants" as stated in the Summary. In addition, to participate in a Plan, a Participant must be an employee of AMF in good standing and must be in the same position through the Award Date (defined below). The CEO may remove the designation of "Participant" at any time, in his sole discretion, by written notice sent to the Employee prior to the Award Date. If a Participant is assigned to another position, he or she will automatically cease being a "Participant", unless the CEO (or the VPHR or Unit Manager, subject to the Base Salary limitations set forth in 3 above) informs the Employee in writing prior to the Award Date that he or she will continue as a "Participant" in the new position. An Employee, who was designated a "Participant" and who is in a notice period with respect to a pending termination of employment for any reason on the Award Date, will cease to be a "Participant" and will not be entitled to a Bonus. An Employee, who was designated a "Participant" and who dies or whose employment is terminated for any reason prior to the Award Date, will cease to be a "Participant" and will not be entitled to a Bonus. Assuming a Participant satisfies all other requirements, a Participant, who was disabled for more than 30 days during the year (or applicable period for a Bonus), will receive a prorated Bonus to reflect the length of disability.

     5. Base Salary. Whenever base salary ("Base Salary") is used as a measurement of a Bonus, Base Salary will exclude all benefits, such as housing or automobile allowance, social charges, holiday pay and any other benefit or forms of compensation. Base Salary will mean the Base Salary actually paid to the Participant during the applicable period for which the Bonus will be paid. A Bonus will not be part of the Base Salary or other compensation for the purpose of calculating any other benefit or entitlement under an employment contract or law.

     6. No Contract. No Plan will create a contract of employment (or an employment offer) or a contract to pay a Bonus between AMF and a Participant. The Plan will not become a provision of or amend any written contract (or implied contract under the law of any jurisdiction) between an Employee and AMF. Each Plan will be governed and construed by the laws of the Commonwealth of Virginia. Each Participant agrees that the United States District Court for the Eastern District of Virginia or the Circuit Court of the County of Hanover, Virginia will have exclusive jurisdiction to resolve any dispute between AMF and a Participant involving a Plan or Bonus. To the extent a Plan may be affected or altered in any manner by the law of any jurisdiction or any written or implied contract between AMF and the Employee, the Plan (and the participation of the Employee in the Plan) will not become effective and the Plan will be void as to the Employee.

     7. Award Date. Unless otherwise provided in a Plan, Bonuses will be paid to Participants on the Award Date, which will be a date, designated by the CEO, within 30 days of the completion of the annual audit of the Company ("Audit"). In the past, Bonuses have been paid on or before March 31.



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     8. Measurements. A Plan may use any number of measurements, such as
"Net Revenue", "Revenue" or "EBITDA", to determine the amount of a Bonus. Each Participant agrees that monthly and other periodic financial and management reports that reflect measurements are tentative and will not be final until the Audit. While AMF will strive to produce accurate periodic reports upon which Bonuses may be anticipated during a year, each Employee should anticipate that there may be adjustments that could affect the Bonus as part of the Audit. All amounts paid towards or on account of Bonuses prior to the Audit wil be advances and subject to adjustment based on the Audit. Once the Audit is complete and the CEO exercises his discretion regarding the award of Bonuses, the issue is closed and final.

     9. EBITDA. EBITDA is a typical measurement for Bonuses. In summary, EBITDA means the consolidated earnings of AMF before net interest expense, income taxes, depreciation and amortization, other income and expenses, as determined by the CEO, following the Board's approval of the Audit. The definition of EBITDA may be altered by the CEO, in his discretion, to reflect changes in accounting rules, the objectives of the Board and any requirements in bank or credit agreements. The CEO may adjust, by increase or decrease, any EBITDA or other measurement prior to the Award Date for any reason that the CEO deems to be, in his sole discretion, in the best interest of the Company. The CEO may make adjustments to take into account acquisitions, divestitures and revenue producing capital expenditures that were not specially included in writing as part and a condition of the Annual Operating Plan approved for the Primary Business Unit. In the event of an adjustment of EBITDA or any other measurement, the CEO may adjust, as he deems appropriate in his sole discretion, any applicable measurement thresholds.

     10. Amendment or Termination. Each Plan is a guideline that the CEO may use to determine and award Bonuses in a manner that he deems, in his sole discretion, to be in the best interest of the Company. No Plan can explain its full details or implementation. In his discretion, the CEO may amend or terminate a Plan, limit the participation of one or more Participants, for any reason that the CEO deems to be in the best interest of AMF. The basis of the CEO's decision may be any thing, event or circumstance that the CEO deems to require the action in the best interest of AMF. The thing, event or circumstance may include, but is not limited to, any matter that, in the sole discretion of the CEO, may affect the Company's or any Primary Business Unit's performance or warrant a change in the Company's or any Primary Business Unit's the Annual Operation Plan, cash reserves or capital structure, personnel, organization or structure. There is no commitment to fairness under a Plan other than to serve the best interest of AMF as determined by the CEO. There is no appeal of any decision of the CEO in administering the Plan. There is no requirement of advance notice or explanation of any reason for the decision of the CEO so long as the CEO's decision is communicated orally or in writing prior to the Award Date.

     11. Right of Offset. At its election, AMF nay offset against a Bonus any claims or debts due by the Participant to AMF.

     12. Confidentiality. Each Participant acknowledges that the communication of the existence and terms of a Plan may impact employees who are not included in a Plan. Each Participant agrees to keep the terms and existence of a Plan confidential and not to disclose the Plan or its terms.

     13. Compliance with AMF's Policies. Through the Award Date, each Participant will comply with the Company's policies and guidelines and will exhibit enthusiasm, leadership and fidelity to the Company, its goals and its employees.

                                   EXHIBIT "B"

                                  JOHN SUDDARTH
                              EMPLOYMENT AGREEMENT

                                 2001 BONUS PLAN


 Percent of Target Achieved                   Percent of Target Bonus Earned

          Under 95.0%                                       0%
          95.0%-95.9%                                       25%
          96.0%-96.9%                                       40%
          97.0%-97.9%                                       55%
          98.0%-98.9%                                       70%
          99.0%-99.9%                                       85%
              100%                                         100%


Provisions:

 .  The COO is eligible to earn a full 2001 Bonus if employed by March 15, 2001.
   If the COO begins his employment after such date, the 2001 Bonus will be pro rated for the period of 2001 during which the COO was an employee.

 .  The 2001 Bonus is subject to the AMF Incentive Compensation Policy.

 .  The COO is eligible for an Over Achievement Bonus only if Products achieves
   100% of both the EBITDA and the Working Capital Targets.

 . The Over Achievement Bonus will be in an amount up to a maximum of 25% of Base Salary and will be measured solely on EBITDA in excess of the EBITDA Target as follows:

           Percent of EBITDA Target              Percent of Base Salary

               100% to 105%                         5% of Base Salary
               105% to 110%                        10% of Base Salary
               110% to 115%                        15% of Base Salary
               115% to 120%                        25% of Base Salary

                                  EXHIBIT "C"

                                 JOHN SUDDARTH
                              EMPLOYMENT AGREEMENT

                             RELEASE OF ALL CLAIMS

     This Release of All Claims (the "Release") is entered into by John Suddarth ("Employee") and AMF Bowling Products, Inc. ("AMF"), effective as of date set forth on the signature page hereto.

     In consideration of the payments required to be made to Employee pursuant to a certain the Employment Agreement effective March __, 2001 between Employee and AMF (the "Agreement") in the event of termination of his employment with AMF under specific circumstances described in the Agreement, Employee and AMF agree as follows:

1.   Release and Waiver of Claims.

     (a) Employee, on behalf of himself or herself and his or her family, heirs, executors, administrators, legal representatives and assigns (collectively referred to in this Release as "Employee"), hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, which employee may have against AMF and its affiliates (collectively, the "the Companies") and their employees, officers, directors, stockholders, representatives and agents, and any person or entity which may succeed to the rights and liabilities of any such entities or persons by assignment or otherwise (collectively referred to in this Release as the "Companies"), arising as a result of events occurring at any time on or before the date of termination of Employee's employment with the Companies (the "Termination Date"), other than claims made with respect to any payments due to Employee pursuant to the Agreement. This Release is a release of all claims of any nature whatsoever by Employee against the Companies, other than with respect to any payments due to Employee pursuant to the Agreement or any other severance plan or policy in which the Employee participates, and includes, other than as herein provided, any and all claims, causes of action, obligations, damages, losses or liabilities, whether known or unknown, both at law and in equity, including those caused by arising from or related to Employee's employment relationship with the Companies, or separation or severance from employment, including, without limitation, any and all alleged discrimination or acts of discrimination which occurred or may have occurred on or before the Termination Date based upon race, color, sex, creed, national origin, age, disability or any other violation of any Equal Opportunity Law, ordinance, rule, regulation or order, including, but no limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended (as further described in Section 2 below); the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Family and Medical Leave Act of 1933 ("FMLA"); state workers' compensation laws; or any other federal, state or local or regulations regarding employment discrimination, employment or termination of employment. This includes claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, regulation or under the common law.

     Employee understands and knowingly agrees to this Release because it is his or her intent in executing this Release to forever discharge the Companies from any and all causes of action, foreseen or unforeseen, that may have existed on or prior to the Termination Date, except for any payments due to Employee pursuant to the Agreement.

     (b) Notwithstanding anything in this Release to the contrary, Employee will retain the right, after the Termination Date, to be indemnified from liability to the extent required by the Companies' Charter and By-Laws and applicable law for authorized actions taken in good faith as an employee, officer and/or director, of the Companies, as the case may be. Notwithstanding the foregoing, Employee does not release, discharge or waive any rights to receive any wages due and owing, any benefits in accordance with the provisions of any Company employee benefit plan in which Employee participates, reimbursement for Company-related business expenses incurred by Employee on or prior to the Termination Date and any conversion rights under a Company-sponsored group term life insurance plan in which Employee participates.

2.   Release and Waiver of Claims Under the Age Discrimination in Employment
     Act.

     Employee acknowledges that the Companies have encouraged him to consult with an attorney of his choosing, and through this Release encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), as well as under the other federal, state and local laws within the scope of Section 1 above, and that Employee acknowledged that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age, in employment, benefits, and benefit plans. Employee wishes to waive any and all claims under the ADEA, as well as under all other federal, state and local laws within the scope of Section 1 above, that he may have, as of the Termination Date, against the Companies and hereby waives such claims. Employee further understands that by signing this Release he is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws within the scope of Section 1 above, that may have existed on or prior to the Termination Date. Employee acknowledges that the consideration provided to him under the Agreement is in addition to anything of value to which Employee is already entitled. Employee acknowledges that the Companies have informed him that he has at his option, twenty-one (21) days in which to sign this Release, and that by execution hereof he hereby knowingly and voluntarily waives said twenty-one (21) day period. Employee also understands that he has seven (7) days following the date on which he executes this Release within which to revoke it by providing a written notice of his revocation of the Release to the Companies at _______________________; Attention:______________________.

3.   Proceedings.

     Employee has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or processing against the Companies before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Companies to Employee under the Agreement (each individually, a "Proceeding"), and agrees not to voluntarily participate in any Proceeding. Employee waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

4.   Remedies.

     In the event Employee Initiates or voluntarily participates in any Proceeding (other than any Proceeding in which Employee seeks indemnity from liability to the extent provided in the Companies' Charter and By-Laws and applicable law for authorized actions taken in good faith as an employee, officer and/or director of the Companies), or if he fails to abide by any of the terms of this Release, the Companies may, in addition to any other remedies they may have, reclaim any amounts paid to him under the Employment Agreement or terminate any payments that are subsequently due under the Agreement, without waiving the Release granted herein. Employee acknowledges and agrees that the remedy at law available to the Companies for breach of any of his obligations under this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies which the Companies may have at law, in equity or under this Release, upon adequate proof of his or her violation of any such provision of this Release, the Companies will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     Employee understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Companies and limiting also his or her ability to pursue certain claims against the Companies.

5.   Severability Clause.

     In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision of part so found, and not the entire Release, will be inoperative.

6.   Non-Admission.

     Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Companies.

7.   Governing Law.

     This Release shall be governed by and construed in accordance with federal law and the laws of the state in which Employee was principally employed by the Companies as of the Termination Date applicable to releases made and to be performed in that state.

8.   Acknowledgement.

     Employee expressly acknowledges, represents and warrants that he has read this release carefully; that he fully understands the terms, conditions and significance of this release; that the companies have advised and urged him to consult with his attorney concerning this release; that he has been represented by counsel and has had a full opportunity to review this release with his attorney and has done so; that he has had ample opportunity to negotiate through his attorney; and that he has executed this release voluntarily, knowingly and with such advice from his attorney as he has deemed appropriate.

     IN WITNESS WHEREOF, the parties have executed this RELEASE as of the date set forth above.

                                        EMPLOYEE





                                        ________________________________________
                                        Name: John Suddarth



                                        AMF BOWLING PRODUCTS, INC.


                                        By:    _________________________________

                                        Name:  _________________________________

                                        Title: _________________________________